SUB-ITEM 77D:  Policies with respect to security investments

The Hartford Total Return Bond Fund

The investment strategy was modified to remove the requirement that The Hartford Total Return Bond Fund invest “at least 65% of its total assets” in debt securities with maturities of at least one year.  Accordingly, the investment strategy was revised to state the following: “The Fund normally invests in debt securities with a maturity of at least one year.”

The Hartford Short Duration Fund

The investment strategy was modified to remove the requirement that The Hartford Short Duration Fund invest “at least 65% of its total assets” in investment grade securities.  Accordingly, the investment strategy was revised to state the following: “The Fund normally invests in ‘investment grade’ securities.”

The Hartford Balanced Allocation Fund, The Hartford Conservative Allocation Fund, The Hartford Growth Allocation Fund, The Hartford Target Retirement 2010 Fund, The Hartford Target Retirement 2015 Fund, The Hartford Target Retirement 2020 Fund, The Hartford Target Retirement 2025 Fund, The Hartford Target Retirement 2030 Fund, The Hartford Target Retirement 2035 Fund, The Hartford Target Retirement 2040 Fund, The Hartford Target Retirement 2045 Fund and The Hartford Target Retirement 2050 Fund

Each of The Hartford Balanced Allocation Fund, The Hartford Conservative Allocation Fund, The Hartford Growth Allocation Fund, The Hartford Target Retirement 2010 Fund, The Hartford Target Retirement 2015 Fund, The Hartford Target Retirement 2020 Fund, The Hartford Target Retirement 2025 Fund, The Hartford Target Retirement 2030 Fund, The Hartford Target Retirement 2035 Fund, The Hartford Target Retirement 2040 Fund, The Hartford Target Retirement 2045 Fund and The Hartford Target Retirement 2050 Fund added as a secondary strategy the ability to invest directly in one or more types of derivative investments.